CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in the Prospectus Supplement of Block Mortgage Finance Assets Backed Certificates, Series 1998-2, of our report dated February 3, 1998, on our audits of the consolidated financial statements of MBIA Insurance Corporation and Subsidiaries as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997. We also consent to the reference to our firm under the caption "Report of Experts".




                                    /s/ PricewaterhouseCoopers LLP
                                    PricewaterhouseCoopers LLP

New York, New York
July 21, 1998